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                                                              EXHIBIT 99.1


FOR IMMEDIATE RELEASE                           Contact: Kathryn Butcher
July 28, 1999                                            Wells Fargo
                                                         (713) 319-1787

                                                         E. J. Guzzo
                                                         Prime Bancshares, Inc.
                                                         (713) 209-6262

                      WELLS FARGO, PRIME BANCSHARES, INC.
                   ANNOUNCE DEFINITIVE ACQUISITION AGREEMENT

     HOUSTON -- Wells Fargo & Company and Prime Bancshares, Inc. today announced that Wells Fargo has agreed to acquire Prime Bancshares and its subsidiary, Prime Bank.

     Prime Bank is the third largest independent bank headquartered in Houston, with assets of $1.2 billion, and has 22 banking locations in Houston, Beaumont, Port Arthur, Orange (the Golden Triangle), Brenham and San Antonio. It also has two loan production offices, both located in San Antonio.

     The acquisition requires approval from shareholders of Prime Bancshares and banking regulators, said Chip Carlisle, Houston area regional president for Wells Fargo. Terms of the agreement were not disclosed.

     "We are pleased to welcome Prime Bank to our Wells Fargo family," Carlisle said. "Prime Bank has strong roots in all of its communities, and their customers receive the best in customer service."

     "With this acquisition, customers will continue to enjoy both the commitment to community banking and top-level customer service," Carlisle added. "Banking decisions still will be made locally and customers will have access to financial services that are on the leading edge of the industry."

     "Wells Fargo is an organization that takes care of its customers, stockholders and employees," said E. J. Guzzo, president of Prime Bancshares. "We are excited to be able to offer our customers the convenience of banking locations in 21 states and a totally integrated financial services network."

     Wells Fargo is a $202 billion diversified financial services company providing banking, insurance, investments, trust, mortgage and consumer finance services through 5,836 stores and other distribution channels across North America.